PTC Inc.
[The following are talking points for conversations officers of the Company may have with certain stockholders relating to Proposal No. 2, Advisory Vote on Compensation of Our Named Executive Officers]
I.    Overview
●	We are contacting you to answer any questions you may have regarding our 2016 proxy proposals and specifically concerning our annual Say on Pay proposal.
●	Last year, PTC's Say on Pay proposal received support of approximately 95% of shares voted and ISS and Glass Lewis both recommended votes in favor of last year's proposal.
●	This year, PTC's Board of Directors has recommended that stockholders vote in favor of the proposal.
●	ISS has also recommended a vote "FOR" this year's proposal, concluding that the company has appropriately tied executive pay to performance.
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However, Glass Lewis has recommended a vote "AGAINST" this year's proposal citing a one-time action by the Company's Compensation Committee to modify the performance measures applicable to the outstanding portions of certain equity grants that were made prior to 2015.

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The Compensation Committee made the decision to modify these grants following (1) a fundamental shift in the Company's business strategy to move from perpetual licensing to subscription licensing, which we believe will create greater shareholder value, but which rendered the performance measures applicable to the prior period grants less relevant to the Company's go-forward business strategy; and (2) significant changes in foreign currency exchange rates.

●	We are contacting you to help you understand the modifications and to request your support for our Say on Pay proposal.

II.    Rationale for Modification
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At the beginning of FY15, PTC made a decision to fundamentally change our business model to a subscription-based licensing model, which we believe will increase customer lifetime value and shareholder value over the longer term.

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As a result of this decision, our revenue profile changed significantly. We shifted from a model in which a majority of our revenue was recorded up front at the time of a perpetual license sale to one in which a growing percentage of our revenue is recorded ratably over a subscription contract period.

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At the same time, foreign currency exchange rates changed significantly and rapidly in fiscal 2015.  In response, to align its cost structure with the rapidly strengthening dollar, the Company announced two significant restructurings in April and October of 2015.

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The performance measures for each of the prior period grants were based on the old perpetual business model at the time the grants were made in October 2010 and November 2012 and 2013.  Also, the grants did not account for how significantly and rapidly foreign currency exchange rates had fluctuated.

●	By 2015, those performance measures were far less relevant for the new business model and were essentially unachievable, particularly given the rapid change in foreign currency exchange rates.
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Our executives focused on driving the desired change to a subscription business model in our business for the future and on aligning the Company's cost structure with the new foreign currency environment, rather than focusing on prior period performance measures, which would have been counterproductive.

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In these circumstances, our Compensation Committee determined that it was appropriate to modify the grants so as not to penalize the executives for driving the desired changes in our business in FY15.  Accordingly, our Compensation Committee modified the prior period grants to enable them to vest as they would have if the performance measures had been met.

– Notably, this modification impacted only the portion of the grants that were due to vest after our business model change.
– For the portions of the grants that vested prior to 2015, the prior period performance measures were applied and the amounts earned were in accordance with those performance measures.
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 Note that for our CEO's 2010 grant, the modification impacted only 49% of the final 1/3 tranche of that grant, which represents only 1/6 of the overall grant.  As discussed in our proxy statement, 5/6ths of the grant had been earned based on achievement of the prior period performance measures (100% of the first 1/3 tranche, 100% of the second 1/3 tranche and 51% of the final 1/3 tranche).

– Also, as modified, the portion eligible to vest for 2016 remains subject to service-based vesting and will not vest unless the executive officer remains employed by us on November 16, 2016.

III.	Demonstrated Commitment to Pay for Performance
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The Glass Lewis report cites the modifications to the prior period grants as an indication that stockholders may not be confident that executive compensation is appropriately tied to company performance.

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We have a demonstrated history of holding our executives to the expectations set through their performance-based incentive plans and not modifying those plans when the performance measures are not met.

– For example, for FY15, the executives did not earn any portion of their cash incentive bonus or their FY15 performance-based equity as the performance measures were not met.
– Likewise, in both of fiscal 2014 and 2013, less than 100% of performance-based compensation was earned by our executives.
– Further, over 50% of our CEO's annual compensation is performance based and 48% of our other executives' compensation is performance based.
●	The one-time modification to performance measures this year does not negate our demonstrated commitment to performance-based compensation.